Exhibit 99.1

November 1, 2018

Dear Fellow Shareholder:

Our records indicate that you currently hold either Class I or Class T shares of CNL Healthcare Properties II. I am writing to update you on recent changes for those share classes. As a reminder, the company closed the offering to new investors on October 1, 2018 and simultaneously announced that it would begin to explore strategic alternatives to maximize value for shareholders.

The company’s options include but are not limited to: an orderly sale of all or most of the company’s assets and distribution of net sales proceeds to shareholders; or a business combination or any other transaction with another entity/entities. A liquidation of all, or a substantial portion, of the company’s assets or a sale of the company would require the approval of a majority of shareholders.

Share Conversion

As was stated in the company’s prospectus, after the offering closed, Class I and T shares would automatically convert to the same number of Class A shares when the company satisfied the earlier of any of four conditions. Since the close of the offering, one such condition has been satisfied and we have converted all Class I and T shares to Class A shares.

What this means to you

◾	Your Class I or Class T shares were converted on a one-for-one basis into Class A shares as of October 31, 2018.
◾	The value of each of your shares is $10.06 per share based on the estimated NAV for each share class as of December 31, 2017.
◾

Your cash distributions as a Class A shareholder, effective with the November 1, 2018 declaration, will be slightly higher than they were as Class T or I shareholders because there is no longer a distribution and servicing fee included.

◾	You will continue to receive cash distributions as declared by the company’s board of directors.
◾	The conversion was reflected in your account as early as November 1, 2018 and will also be on your fourth quarter statement on or about January 11, 2018.
◾	You can log into your account at any time cnlhealthcareproperties.com\gopaperless to access your account details.

Distributions & Distribution Reinvestment Plan (DRP)

Your distribution for October will be paid at the previously declared rate per share of $0.0436 for Class I shares or $0.0392 for Class T shares. The company’s board of directors has declared monthly cash distributions for Class A shares in the amount of $0.0480 per share. As a result of the October 31, 2018 conversion of all Class T and Class I shares into Class A shares, you will receive that amount per share for the November and December portion of your fourth quarter distributions, which will be paid in mid-December.

On October 1, 2018, the company suspended its DRP therefore if you are a plan participant, you will begin to receive quarterly cash distributions, instead of common stock, beginning with the fourth quarter distributions. For IRAs and other qualified accounts, the cash distributions will be sent to your custodian of record.

Next Steps

We will continue to update you as we launch our study to identify and evaluate strategic opportunities to maximize value in the best interest of the company and shareholders. If you have any questions, please contact your financial advisor or CNL Client Services at 866-650-0650, option 3 and then option 0.

Thank you for confidence and allowing us to be stewards of your investment.

Sincerely,

Stephen H. Mauldin

President, Chief Executive Officer

& Chairman of the Board

cc:    Financial advisors